UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2007

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices)(Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “SAFLINK” refer to SAFLINK Corporation, a Delaware corporation.

Item 1.01	Entry into a Material Definitive Agreement.

On August 30, 2007, Saflink Corporation entered into an Agreement and Plan of Merger and Reorganization with IdentiPHI, Inc., a Delaware corporation, and Ireland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Saflink, pursuant to which Saflink will acquire all of the outstanding shares of IdentiPHI in a stock-for-stock transaction where each outstanding share of IdentiPHI common stock will be exchanged for 6.1498 shares of Saflink common stock, resulting in an aggregate of 614,981,516 shares of Saflink common stock being issued to IdentiPHI. Under the terms of the merger agreement, Ireland Acquisition Corporation will merge with and into IdentiPHI, with IdentiPHI surviving as a wholly-owned subsidiary of Saflink. Headquartered in Austin, Texas, IdentiPHI is an innovative technology company offering a comprehensive suite of enterprise security solutions and consulting services.

The merger agreement has been unanimously approved by our board of directors. Upon completion of the merger, the former security holders of IdentiPHI would hold approximately 75% of Saflink’s common stock (on a fully-converted basis) and the security holders of Saflink would continue to hold the remaining 25% of Saflink’s common stock (on a fully-converted basis). The merger is subject to customary conditions, including the approval of our stockholders. The merger agreement contains certain covenants regarding the operation of both parties prior to closing as well as the cooperation of both parties in meeting conditions to closing. The merger agreement also contains termination rights in favor of both Saflink and IdentiPHI upon the occurrence of certain events, including the right of either party to terminate the merger agreement after January 31, 2008, and under certain circumstances after December 31, 2007, if the merger has not been consummated by such date and the failure to complete the merger is not caused by a breach of the merger agreement by the terminating party.

The foregoing description of the merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. Please refer to the exhibits listed in Item 9.01 below, and the joint press release issued by Saflink and IdentiPHI on September 4, 2007, attached hereto as Exhibit 99.1, announcing the signing of the merger agreement.

We intend to file with the SEC a registration statement on Form S-4 in connection with the transaction and to mail a proxy statement/prospectus to our stockholders in connection with the transaction. We urge our stockholders to read the proxy statement/prospectus when it becomes available because it will contain important information about us, IdentiPHI and the merger. Stockholders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC’s website at www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from us by directing a request to Investor Relations, 12413 Willows Road NE, Suite 300, Kirkland, Washington 98034.

Saflink and our executive officers and directors may be deemed to be participants in the solicitation of proxies from our stockholders in favor of the transaction. Information regarding such officers and directors is included in our proxy statement for our 2006 annual meeting of stockholders filed with the SEC on September 22, 2006. This document is available free of charge at the SEC’s website at www.sec.gov and from us.

Item 8.01	Other Events.

On August 31, 2007, we prepaid the principal with respect to certain outstanding 8% convertible debentures we issued on June 12, 2006, representing an aggregate principal amount of $562,500. The debenture holders agreed to an aggregate discount of $37,500 in exchange for the prepayment. Debentures representing an aggregate principal amount of $351,750 remain outstanding.

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Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of August 30, 2007, by and among Saflink Corporation, a Delaware corporation, Ireland Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of Saflink Corporation, and IdentiPHI, Inc., a Delaware corporation

99.1	Joint press release of Saflink Corporation and IdentiPHI, Inc., dated September 4, 2007, regarding the proposed merger.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

Dated: September 4, 2007	By:	/s/ Jeffrey T. Dick
	Name:	Jeffrey T. Dick
	Title:	Chief Financial Officer